CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the Investment Managers Series Trust II and to the use of our report dated March 1, 2022 on the financial statements and financial highlights of ACM Dynamic Opportunity Fund and ACM Tactical Income Fund, each a series of shares of beneficial interest in Northern Lights Fund Trust III. Such financial statements and financial highlights appear in the December 31, 2021 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

February 7, 2023